INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made and entered into as of April 30, 2024 between Landsea Homes Corporation (“Homes”), and Landsea Holdings Corporation (“Holdings”). Homes and Holdings may be referred to (i) collectively as the “Parties” or individually as a “Party” and (ii) in their respective capacities as an Indemnitor hereunder as “Indemnitor” and in their respective capacities as an Indemnitee hereunder as “Indemnitee”.

RECITALS

WHEREAS, Homes, Holdings, LF Capital Acquisition Corp., and LFCA Merger Sub, Inc. entered into an Agreement and Plan of Merger dated August 31, 2020 (“Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, LFCA Merger Sub, Inc. merged into Homes, and Homes became the surviving corporation on January 7, 2021 (“Merger Transaction”);

WHEREAS, in preparation for the Merger Transaction, the Parties took certain actions related to their respective roles after consummation of the Merger Transaction, each such action effective no later than such consummation (the “Closing”), including, without limitation, (i) Homes distributing 100% of the membership interest in Landsea Homes - WAB LLC (“LHW”) to Holdings pursuant to a Distribution Agreement dated August 27, 2020 by and among Homes, Holdings and LHW, (ii) Landsea Urban LLC, a subsidiary of Homes (“Urban”), assigning its membership interest in LS-212 West 93 Member LLC (“West 93”) to Holdings pursuant to a Contribution Agreement dated June 30, 2020 by and among Holdings, Urban and West 93, (iii) Holdings assigning to Homes the employee benefit plans specified in Schedule 5.1(a)(xiii) of the disclosure schedules to the Merger Agreement (the “Disclosure Schedules”), which are set forth on Annex A, and (iv) Holdings assigning to Homes the guarantees and indemnities specified in Schedule 5.1(a)(vi) and (viii) of the Disclosure Schedules, which are set forth on Annex B (the actions referenced in clauses (i), (iii) and (iv), collectively, the “Homes Specific Carve-Out Transactions”, and the action referenced in clause (ii), the “Holdings Specific Carve-Out Transaction”)(“Homes Specific Carve-Out Transactions” and “Holdings Specific Carve-Out Transaction” shall collectively be referred to as “Specific Carve-Out Transactions”);

WHEREAS, in consideration of the Merger Transaction and the Specific Carve-Out Transactions, the Parties have always contemplated and understood that from and after the Closing (i) Homes would conduct and be responsible for the business operations conducted by Holdings and Homes with respect to the projects listed on Annex C (the “Homes Business”) and the obligations associated therewith, and (ii) Holdings would conduct and be responsible for any other business operations conducted under the Landsea name, include those relating to West 93 (other than with respect to the obligations of Homes pursuant to the Management Agreement dated as of January 6, 2021 by and between Holdings and Homes) (the “Holdings Business”) and the obligations associated therewith;

WHEREAS, over the past several years since the Closing, and pursuant to the Parties’ understanding, Homes has directed the litigation efforts of Holding and Homes with respect to the litigation matters set forth on Annex D (including, but not limited to a lawsuit filed on July

22, 2019 in Contra Costa County Superior Court, entitled Maria Munoz, et al. v. Jan Gyllstrom, et al., Case No. CIVMSC19-01400 (the “Munoz Matter”)) (the “Litigation Matters”);

WHEREAS, on November 5, 2021, a Settlement and Funding Agreement (“Settlement Agreement”) was made and entered into to resolve the Munoz Matter, whereby certain insurers agreed to fund the settlement payments under a reservation of the right to seek reimbursement of defense fees and costs, as well as reimbursement of their respective shares of the settlement payments (“Reimbursement Claims”);

WHEREAS, on October 27, 2023, one of the excess insurers who funded the Settlement Agreement filed a lawsuit in Los Angeles Superior Court, entitled Ironshore Specialty Insurance Company v. Landsea Holdings Corporation, et al., Case No. 30-2023-01359955-CU-IC-CJC (“Ironshore Matter”);

WHEREAS, the Parties desire to confirm their understandings pursuant to which each Party shall indemnify and hold harmless the other party with respect to the matters described herein;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.Indemnification.

(a)     Indemnification by Homes. Homes (on the behalf of itself and any and all of its successors in interest) hereby agrees to defend, hold harmless and indemnify Holdings to the fullest extent permitted by law, as such may be amended from time to time, from any and all disputes, claims, losses, controversies, demands, liabilities, actions and causes of action of every kind and nature (“Losses”) to the extent relating to, or arising from, (i) the business operations of the Homes Business after the Closing, (ii) the business operations of the Homes Business before the Closing and which Losses and the circumstances resulting therein are not known to Holdings as of the date of this Agreement, (iii) the Homes Specific Carve-Out Transactions, except such Losses resulting from the actions or omissions of Holdings or any of its employees, successors, or assigns, and (iv) the Litigation Matters (including, but not limited to, the Ironshore Matter and the Reimbursement Claims) ((i), (ii), (iii) and (iv), collectively, “Homes Covered Matters”). Homes shall be the sole party responsible to pay and fund any and all Homes Covered Matters. Subject to Section 2: (x) to the extent Holdings has paid a liability with respect to any Homes Covered Matter (a “Homes Liability”), it is entitled to recover and collect from Homes the amount of such Homes Liability, and (y) Holdings will submit to Homes a written demand for payment of the Homes Liability and Homes will pay the Homes Liability to Holdings within thirty (30) business days of receipt of demand for payment.

(b)    Indemnification by Holdings. Holdings (on the behalf of itself and any and all of its successors in interest) hereby agrees to defend, hold harmless and indemnify

Homes to the fullest extent permitted by law, as such may be amended from time to time, from any and all Losses to the extent relating to, or arising from, (i) the business operations of the Holdings Business after the Closing, and (ii) the Holdings Specific Carve-Out Transactions, except such Losses resulting from the actions or omissions of Homes or any of its employees, successors, or assigns ((i) and (ii) collectively, “Holdings Covered Matters”). Holdings shall be the sole party responsible to pay and fund any and all Holdings Covered Matter. Subject to Section 2, (x) to the extent Homes has paid a liability with respect to any Holding Covered Matter (a “Holdings Liability”), it is entitled to recover and collect from Holdings the amount of such Holdings Liability, and (y) Homes will submit to Holdings a written demand for payment of the Holdings Liability and Holdings will pay the Holdings Liability to Homes within thirty (30) business days of receipt of demand for payment.

(c)    Certain Limitations.

(a)    Payments by an Indemnitor pursuant to this Section 1 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by Indemnitor in respect of any such claim. Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. If an Indemnitee receives any payment in respect of any Losses after it has already received an indemnification payment on account of its claim, then it shall promptly reimburse Indemnitor for the amount of such payment (net of any costs, expenses or losses incurred in connection with such payment) to the extent that such amount was not already deducted from the indemnification payment made by Indemnitor.

(b)    Except to the extent awarded by a court of competent jurisdiction to a third party pursuant to a third party claim, Losses shall exclude, and in no event shall either party have any liability under any provision of this Agreement for, any punitive, exemplary, incidental, consequential, special or indirect damages, damages for loss of future revenue, income or profit, loss of business reputation or opportunity, or diminution of value.

(c)    An Indemnitee shall take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

2.Procedures; Duty to Defend and Attorneys and Other Fees and Expenses.

(a)    Third Party Claims. If any Indemnitee receives notice of the assertion or commencement of any action, suit, claim, investigation, or other proceeding made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnitee with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee shall give the Indemnitor prompt written notice thereof (a “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. The Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor shall have the right to participate in, or by giving written notice to the Indemnitee, to assume, and, upon the request of the Indemnitee, the Indemnitor shall conduct, the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnitee shall cooperate in good faith in such defense. In the event that the Indemnitor assumes or otherwise conducts the defense of any Third Party Claim, the Indemnitor shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. If the Indemnitor elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, the Indemnitee may pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnitor and the Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, without limitation, (i) making available records relating to such Third Party Claim, (ii) furnishing, without expense (other than reimbursement of reasonable actual out-of-pocket expenses) to the Indemnitor, employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of such Third Party Claim, and (iii) entering into a mutually acceptable joint defense agreement.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, an Indemnitor shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), unless such settlement is solely for money damages that shall be paid for in full by the Indemnitor and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third Party Claim. If an Indemnitee is conducting the defense pursuant to Section 2(a), it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

(c)    Direct Claims. Any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such 30-day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

3.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors of the Parties.

4.Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon the Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision herein conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

5.Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.Authority to Execute/Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

8.Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the Parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on and as of the day and year first above written.

LANDSEA HOMES CORPORATION
By: /s/ John Ho
Name: John Ho
Title: CEO

LANDSEA HOLDINGS CORPORATION

By: /s/ Ming (Martin) Tian
Name: Ming (Martin) Tian
Title: Chairman & Director

Annex A

Employee Benefit Plans

1.Landsea 401(k) Retirement Savings Plan

2.Group Voluntary Term Life Insurance — Mutual of Omaha

3.Group Term Life Insurance — Mutual of Omaha

4.Group Short-Term Disability Benefits (Arizona Employees) — Mutual of Omaha

5.Group Voluntary Long-Term Disability — Mutual of Omaha

6.Group Health Insurance — Anthem Blue Cross PPO

7.Group Dental Insurance — Anthem Blue Cross Dental PPO

8.Group Vision Insurance — Anthem Blue Cross Vision

9.Group Supplemental Hospital Indemnity — Aflac

10.Group Accidental Injury — Aflac

11.Group Critical Illness — Aflac

12.Group Short-Term Disability — Aflac

13.Flexible Spending Account (Medical) – Anthem Blue Cross

14.Flexible Spending Account (Dependent Care) – Anthem Blue Cross

15.Flexible Spending Account (Transit) – Anthem Blue Cross

Annex B

Loan Guarantees

Amount	Loan
$102,300,000.00	Construction Loan Agreement, by and between LS-NJ Port Imperial LLC and the Bank of the Ozarks, dated November 30, 2016, and the ancillary documents thereto.
$35,000,000.00	Mezzanine Loan Agreement, by and between LS-14 Ave LLC and MREF REIT Lender 3 LLC, dated September 12, 2018, and the ancillary documents thereto.
$23,311,688.80	Building Loan Agreement, by and between LS-14 Ave LLC and MREF REIT Lender 3 LLC, dated September 12, 2018, and the ancillary documents thereto.
$8,688,311.10	Project Loan Agreement, by and between LS-14 Ave LLC and MREF REIT Lender 3 LLC, dated September 12, 2018, and the ancillary documents thereto.
$30,000,000.00	Senior Loan Agreement, by and between LS-14 Ave LLC and MREF REIT Lender 3 LLC, dated September 12, 2018, and the ancillary documents thereto.
$12,318,000.00	Severed Mezzanine Loan Agreement (Planning Area 1), by and between Portola PA-1 Mezz Owner LLC and LS-OC Portola EB-5 LLC, dated January 31, 2018, and the ancillary documents thereto.
$12,119,025.90	Severed Mezzanine Loan Agreement (Planning Area 5B) (Note No. 6), by and between Portola PA-5B Mezz Owner LLC and LS-OC Portola EB-5 LLC, dated May 30, 2019, and the ancillary documents thereto.
$11,446,623.00	Severed Mezzanine Loan Agreement (Planning Area 5B) (Note No. 5), by and between Portola PA-5B Mezz Owner LLC and LS-OC Portola EB-5 LLC, dated May 30, 2019, and the ancillary documents thereto.
$16,500,000.00	Construction Loan Agreement, by and between Portola PA-5B Owner LLC and Mechanics Bank, dated September 9, 2019, and the ancillary documents thereto.
$20,000,000.00	Construction Loan Agreement (Revolving Facility), by and between Portola PA-5 Owner LLC and Mechanics Bank, dated May 30, 2019, and the ancillary documents thereto.
$18,500,000.00	Construction Loan Agreement, by and between Portola PA-1 Owner LLC and Mechanics Bank, dated July 27, 2018, and the ancillary documents thereto.
$14,000,000.00	Construction Loan Agreement (Revolving Facility), by and between Portola PA-3 Owner LLC and Mechanics Bank, dated January 31, 2018, and the ancillary documents thereto.
$16,000,000.00	Construction Loan Agreement, by and between LS-Santa Clara LLC and Farmers and Merchants Bank of Long Beach, dated August 6, 2018, and the ancillary documents thereto.
$150,000,000.00
Senior Secured Credit Agreement (Revolving/Borrowing Base), by and among Landsea Homes-WAB LLC, Western Alliance Bank, and the lenders thereto, dated February 1, 2018, as amended by that certain First Amendment, dated August 17, 2018, as further amended by that certain Second Amendment, dated May 28, 2019 and as further amended by that certain Third Amendment, dated August 28, 2019.

$ 75-200,000,000.00	Credit Agreement, by and among Landsea Homes-WAB 2 LLC and Western Alliance Bank, and the lenders thereto, dated January 15, 2020, and the ancillary documents thereto.
$15,000,000.00
Master Revolving Line of Credit Agreement (Revolving Construction Loan Facility – Residential), by and among
Pinnacle West Homes E48 LLC, West Homes Encanta LLC, Pinnacle West Homes and Development, LLC and Western Alliance Bank, dated October 19, 2018, and the ancillary documents thereto.

$49,350,000.00	Construction Loan Agreement, by and between LS-LA Simi, LLC and East West Bank, dated November 17, 2017, and the ancillary documents thereto.
$18,500,000.00	Construction Loan Agreement, by and between LS-LA Simi LLC and Mechanics Bank, dated September 23, 2019, and the ancillary documents thereto.
EB-5 Loans
$13,000,000.00	Construction Loan Agreement, by and between LS-Danville, LLC and LS-SF Jordan Ranch EB-5 LLC, dated July 25, 2018, and the ancillary documents thereto.
$47,000,000.00	Construction Loan Agreement, by and between LS-Wilder LLC and Landsea Capital Fund I, LLC, dated June 29, 2020, and the ancillary documents thereto.

Annex C

Homes Business Projects

See attached.

Annex D

Litigation Matters

DIVISION	PROJECT	CASE NAME AND NUMBER / CLAIMANT	DATE OF CLAIM	NATURE
CA-SoCal	IronRidge	San Diego Regional Water Quality Control Board v. Landsea Holdings Corporation Complaint No. R9-2020-0006	6/1/2016
Landsea Holdings Corporation and certain of its affiliates are involved in an administrative proceeding with the San Diego Regional Water Quality Control Board regarding alleged discharge of stormwater runoff from a temporary stormwater conveyance system at a 95-acre residential construction project called “Portola Center South”. The Water Quality Control Board is seeking damages in the amount of $9,115,932 from a number of individuals and corporate entities associated with Baldwin & Sons (each a “Designated Party”). While the Seller has not been named as a Designated Party in the complaint, the prosecution has reserved the right to “bring additional enforcement against the Baldwin Entities and Individuals and/or Landsea.” Landsea Holdings Corporation contends that the original seller of the site, SRC-PH Investments LLC, its affiliated entities, and Sunrise Pacific Construction, the contractor who oversaw the development of the land in question, are required to indemnify it, and by extension the Company, for damages it suffers as a result of the administrative action, and the parties have entered into a tolling agreement set to expire on September 21, 2020, to preserve the statute of limitations for such a claim. Landsea Holding Corporation has requested an extension to the tolling agreement.

CA-SoCal	Westerly/ Portola/ Lido Villas	Landsea Holdings Corporation v. Digging Deep, Inc. Case No. 30-2019- 01114879-CU-BC-CJC	6/24/2019	Landsea Holdings Corporation filed suit against subcontractor Digging Deep, Inc. in Orange County Superior Court for breach of contract and fraud in connection with work performed on certain projects by the subcontractor.
Landsea Holdings Corporation is seeking damages in the amount of $741,103.38 and is awaiting the court’s decision on an application for default judgment filed against the subcontractor on April 6, 2020.
CA-NorCal	Employ- ment	Hendricks, Ricky v. Landsea Holdings Corporation, et al. Case No. 34-2019-00260868	7/26/2019	Plaintiff, Ricky Hendricks, brought suit for wrongful termination, defamation and failure to reimburse certain business expenses against Landsea Holdings Corporation in connection with an investigation as to whether Hendricks was in possession of illegal drugs while at work. Hendricks is seeking an unspecified amount of damages. The case was filed in the Superior Court of California in Sacramento. However, such action was stayed pending arbitration. Plaintiff informed Seller that he submitted a demand for arbitration to JAMS. However, Seller has not yet been served with such demand.
CA-SoCal	Lido Villas	Avia Industries, Inc. (Kalamata Capital Group)	9/20/2019	Landsea Holdings Corporation received a UCC Lien Notice from Kalamata Capital Group in connection with breach of contract and construction defect claims against Avia Industries, Inc., the subcontractor that performed the work in question. Kalamata Capital Group is seeking damages in the amount of $722,940.74. Landsea Holdings Corporation sent a Claim Notice and Demand for Payment to Avia Industries, Inc., on November 12, 2019, but negotiations have been unsuccessful and the Company is contemplating filing suit against Avia Industries, Inc.
CA-NorCal	Wrongful Death	Munoz, et al. v. Gyllstrom Case No. CIVMSC19-01400	10/1/2019	Plaintiffs commenced a wrongful death claim in the Superior Court of California in Contra Costa against a former Landsea employee, Jan Gyllstrom. The complaint names Landsea Holdings Corporation and Landsea Homes of California, Inc., as defendants, alleging that the companies are vicariously liable for the actions of Gyllstrom and seeking an unspecified amount in damages. Landsea is contesting this action and its insurer has agreed to cover the costs of defense, subject to certain reservations. The insurer has not agreed to assume full indemnity / responsibility at this time. A trial setting conference is scheduled for October 19, 2020.